Exhibit 99.1

TearLab Corporation Announces Closing of Public Offering of Common Stock Including Full Exercise of Over-Allotment Option

SAN DIEGO, CA, April 16, 2012 -- TearLab Corporation (Nasdaq:TEAR; TSX:TLB) ("TearLab" or the "Company") today announced that it has closed an underwritten public offering of 3 million shares of its common stock at a price to the public of $3.60 per share.  Prior to the closing, the underwriter exercised in full the option to purchase an additional 450,000 shares of common stock at a price of $3.60 per share solely to cover over-allotments. The Company plans to use the approximately $11.3 million in total net proceeds for working capital and general corporate purposes.

Craig-Hallum Capital Group LLC is acting as the sole book-running manager for the offering.

Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from the U.S. Securities and Exchange Commission at www.sec.gov, or from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, or by calling 612-334-6300, or by emailing jackmccarthy@craig-hallum.com.

TearLab also announced that it has retained Roth Capital Partners to act as a financial advisor to the company.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of TearLab, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab® Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol “TEAR” and on the Toronto Stock Exchange under the symbol “TLB”.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks associated with the cash requirements of the company’s business and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, and represent the company’s views only as of the date they are made and should not be relied upon as representing the company’s views as of any subsequent date.  The company does not assume any obligation to update any forward-looking statements.

CONTACT:

Stephen Kilmer
(905) 906-6908
skilmer@tearlab.com